UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934
(Amendment No.  )

Filed by the Registrant  ☒                             Filed by a Party other than the Registrant  ☐

Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

BASIC EARTH SCIENCE SYSTEMS, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☒	No fee required.

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☐	Fee paid previously with preliminary materials.

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Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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**** IMPORTANT ****

Dear Basic Earth Shareholder:

    Enclosed you will find additional proxy materials relating to the Annual Meeting scheduled to be held on December 15, 2009.

    Basic Earth believes that it is important that its shareholders have a voice in determining the outcome of the proposals that will be considered at the Annual Meeting.  The Board believes these proposals are key in improving the future direction of the Company, and as such recommend you vote in favor of all proposals.  Because we have not heard from you, we are sending you this reminder notice, and we urge you to vote your proxy immediately.  As a shareholder, you have the ability to vote over the internet or telephone, and we are asking you to do so now to save the Company further expense.  Instructions on how to vote over the phone or internet are enclosed in this package.

    Your shares cannot be represented at the Annual Meeting unless you either sign and return the enclosed voting form or vote by telephone or over the internet.  You may also attend the Annual Meeting to cast your votes in person.

    If you sign and return the enclosed form without indicating a choice of “for,” “against” or “abstain” your shares will be voted as recommended by your Board of Directors.  Adjournments of the Annual Meeting result in additional costs to the Company, so please vote today.

    If you have questions or need help voting your shares, please call our proxy solicitation firm, Morrow & Co., LLC. at 800-607-0088.

Regards,

/s/ Ray Singleton
Ray Singleton
President and Chief Executive Officer